PRESS RELEASE
Massey Energy Company
4 North Fourth Street, Richmond, VA

COMPANY CONTACT:	Roger Hendriksen	FOR IMMEDIATE RELEASE
	Director, Investor Relations	July 28, 2009
(804) 788-1824

MASSEY ENERGY REPORTS SECOND QUARTER OPERATING
RESULTS, SOLID POSITIVE CASH FLOW

Second Quarter Highlights

•	Net Income totaled $20.2 million or $0.24 per share
•	Produced Coal Tons Sold totaled 9.4 million
•	Operating cash margin per ton of $10.48
•	EBITDA totaled $116.3 million
•	Cash balance increased by $42.9 million

Richmond, Virginia, July 28, 2009 – Massey Energy Company (NYSE: MEE) today reported net income of $20.2 million or $0.24 per share for the quarter ended June 30, 2009.  These positive results were achieved on the sale of 9.4 million tons of produced coal which generated total produced coal revenue of $603.2 million during the quarter.  By comparison, Massey reported a net loss of $93.3 million on produced coal revenue of $710.3 million in the second quarter of 2008 (the prior year’s quarterly results included a litigation charge that offset otherwise strong operating performance:  see Note 10 below).  Earnings before interest, taxes, depreciation and amortization (EBITDA) for the second quarter of 2009 was $116.3 million compared to ($46.3) million in the second quarter of 2008.  In addition, the Company reported a net increase of $42.9 million in its cash balance during the quarter.  The increased cash balance was primarily driven by earnings and changes in working capital.

Commenting on the Company’s second quarter results, Massey’s Chairman and Chief Executive Officer Don Blankenship said, “We are extremely pleased to be generating strong cash flow for our shareholders in a very difficult market.  We have had to make tough decisions to control costs and adapt our operating plans as coal demand remains weak but our operations have performed well.”

“We are also pleased to have increased our market share in the first half of the year,” Blankenship added.  “Our coal tons shipped to utilities increased 8 percent compared to the first half of 2008 while it is estimated that total shipments of Central Appalachia coal to utilities declined by 7 percent in the same period.”

For the first half of 2009, Massey generated produced coal revenue of $1.28 billion and recorded net income of $63.6 million or $0.75 per share.  This compared to produced coal revenue of $1.25 billion and a net loss of $51.4 million in the first half of 2008.  EBITDA was $261.7 million in the first half of 2009 compared to EBITDA of $83.0 million in the first six months of 2008.

Massey’s second quarter operating cash margin per ton was $10.48.  Though a strong result, this was down from the record high operating cash margin per ton of $15.94 reported in the second quarter of 2008.  The decline was driven by a 3 percent decrease in average realized prices on coal shipped and an increase in cash cost per ton of approximately 8 percent as compared to the second quarter of 2008.  Average realized prices were impacted most significantly by product mix as utility coal shipments increased by 0.3 million tons and metallurgical coal and industrial coal shipments decreased by 1.2 and 0.5 million tons, respectively, compared to volumes in the same period a year ago.  The impact of the weaker mix was only partially offset by price increases of 12 percent and 18 percent for utility coal and industrial coal, respectively.  The average realized price for metallurgical coal shipped in the quarter declined by approximately 3 percent.  Average cash cost per ton for the second quarter was $53.66 compared to $49.84 in the second quarter of 2008.  The increase was largely the result of higher fixed cost absorption on lower volume shipped.

2nd Quarter Comparative Statistics
	2nd Qtr. 2009	1st Qtr. 2009	2nd Qtr. 2008

Produced tons sold (millions)	9.4	10.8	10.8
Produced coal revenue ($ millions)	$603.2	$681.0	$710.3
Produced coal revenue per ton	$64.14	$63.03	$65.78
Average cash cost per ton	$53.66	$52.55	$49.84
EBITDA ($ millions)	$116.3	$145.4	$(46.3)
EBITDA (excluding WP litigation charge) ($ millions)	$116.3	$145.4	$199.0

First Half Comparative Statistics
	1st half 2009	1st half 2008

Produced tons sold (millions)	20.2	20.4
Produced coal revenue ($ millions)	$1,284.2	$1,253.5
Produced coal revenue per ton	$63.55	$61.34
Average cash cost per ton	$53.07	$47.85
EBITDA ($ millions)	$261.7	$83.0
EBITDA (excluding WP litigation charge) ($ millions)	$261.7	$328.3

Reconciliations for non-GAAP measures are provided in attached notes to financial statements.

Coal Market Overview

The continuing global economic weakness has caused a significant deterioration of world coal markets.  Coal contracting and shipment activities remained slow as end market coal consumers further reduced production and power generation targets.

•
Coal burn at utilities in the Southeastern United States was down 19 percent in the first six months of 2009 compared to the same period a year ago according to industry estimates.   It is also estimated that the burn of Central Appalachia coal was down 25 percent in the first six months of the year.  These declines are due in part to lower overall electric power demand and increased use of natural gas for power generation purposes.

•
Receipts of coal at Southeastern utilities were estimated to be down 6 percent in the first six months of 2009.  Coal stockpiles in terms of tons increased by about 50 percent in the region since the end of June 2008.  Receipts of Central Appalachia coal were estimated to have declined by 7 percent during the first six months of the year as compared to the same period a year ago.  Stockpiles of Central Appalachia coal increased an estimated 60 percent year over year.

•
The Energy Information Administration (EIA) projects that coal-fired generation in the domestic electric power sector will decline by approximately 6 percent in 2009 due to lower overall electric power demand and an increase of about 3 percent in generation fueled by natural gas.

•
Steam coal export volumes by U.S. producers decreased 14 percent in the second quarter of 2009 compared to the second quarter of 2008.  Metallurgical coal exports declined 53 percent in the same period.  The EIA forecasts that steam coal exports will decline by about 17 percent for the full year and met coal exports will decline by 27 percent as the weak global economy and a relatively strong U.S. Dollar are combining to reduce demand in international markets.

•	According to the World Steel Association, global steel output declined 22 percent in the first five months of 2009 as compared to the same period in 2008.
•	US steel production was at 44 percent capacity utilization for the first half of the year, down 51 percent compared to the first half of 2008
•
The EIA expects the coal industry to respond to the weak market conditions by reducing production by about 8 percent in 2009.  According to EIA estimates, total U.S. coal production was down about 6 percent in the first half of the year.  Production in Appalachia was down about 8 percent in the same period.

While market conditions remained weak in the first two quarters of the year and high stockpile and inventory levels in both thermal and metallurgical coal point to further weakness, there have been some positive data points in the industry recently that may signal some market improvement:

•
The economies of China and India have continued to grow throughout the economic downturn.  China reported economic growth of 7.9 percent in the second quarter of the year and forecasts are for full year growth of 7 to 8 percent.

•
Reports indicate that China’s steel production and its demand for metallurgical coal imports have increased in recent months.  The country is expected to be a net importer of as much as 56 million tons of metallurgical coal in 2009.

•
India’s increasing electrification has led to increasing coal demand.  The country is presently experiencing some shortages of coal and power outages.  Thermal coal stockpiles are as low as 2 days of burn in some regions.

•	Domestically, steel production has increased and total capacity utilization exceeded 50 percent in early July for the first time since November 2008.

Massey continues to believe that the quality of Central Appalachia coal allows it to enjoy significant market diversity and its proximity to sea ports makes it a viable source of coal to fill the growing demand for energy throughout most of the world.  As coal demand strengthens in Asia, Massey believes more Australian produced coal will be sold into that region, resulting in increased opportunities for Massey to export coal to customers throughout the Atlantic basin.

Cost Cutting Measures

Massey continued efforts to reduce costs in the second quarter through the idling of higher cost mines, limitation of overtime, selective general and administrative cost reductions, renegotiation of supply contracts and significant wage and benefit reductions.  Total workforce has been reduced by approximately 700 members since the beginning of the year.  The resulting savings offset a significant portion of the Average cash cost per ton increases that were driven by lower production and sales volume in the quarter.

In addition, Massey expects to benefit from meaningful productivity increases as its new mines and work forces mature and total turnover declines.

Shipment Deferrals

Massey is continuing to work with its customers to modify shipment schedules where necessary.  The number of customer requests for such deferrals has declined significantly in the second quarter, likely in anticipation of the peak summer demand.  The possibility remains that customer requests for shipment deferrals will increase again in the fall if utility stockpiles remain high.

Shipment deferrals have allowed Massey to selectively reduce actual and planned production at higher cost mining operations in 2009.

Permitting

During the second quarter Massey was granted approval to begin work on four permits that had been previously issued by the Army Corps of Engineers but were subsequently held up in litigation.  Combined, these permits provide Massey access to surface mine over 100 million tons of coal and are expected to provide significant competitive advantages going forward.

Other surface mining and valley fill permit applications have been submitted and are at various stages in the approval process.  Because of changes and uncertainty in the Environmental Protection Agency’s review process, many permit applications remain on hold with little clarity on the timeline for approvals going forward.

Massey continues to work with state and federal agencies to process permit applications in conformity with existing and, where possible, anticipated regulations.

Safety

Massey is on track for another record year in terms of safety.  Through the first six months of 2009, Massey reported a non-fatal days lost (NFDL) incident rate of 1.72.  The Company’s previous best rate for a full year was 1.93, achieved in 2008.  By comparison, the bituminous coal industry average NFDL rate was 2.95 in 2008.

The coal mining industry is continually confronted with new and changing regulation by state and federal agencies.  The implementation of initiatives required by the MINER Act of 2007 has been a major focus over the past two years.  Massey is currently making the investments to comply with requirements for reinforced seals, underground shelters and miner communication and tracking devices.  Capital spending on these initiatives totaled more than $8 million in the first half of the year and is expected be more than $30 million for the full year.  Massey is concerned that some regulatory requirements are ineffective and may divert capital from more effective programs or initiatives.  Massey remains committed to working with regulators to identify and develop the most effective safety programs possible.

Massey has long been an innovator in mining safety initiatives.  Consistent with this history, Massey has recently developed a comprehensive Hazard Elimination Program which will be implemented in conjunction with Federal and State mine safety agencies.  This program is intended to reinforce Massey’s members’ ability to recognize and remedy potential violations of state and federal mining laws, educate members on recent changes to those laws, and enhance compliance throughout its operations.  The new program will be implemented August 1, 2009 as a continuation of Massey’s long-standing commitment to the health and safety of its members.

“We are very excited about this new safety program,” said Chris Adkins, Massey’s Senior Vice President and Chief Operating Officer.  “We are confident that it will be very effective and enable us to take our safety performance to a new level.”

Liquidity and Capital Resources

Massey ended the second quarter of 2009 with $609.6 million in Cash and cash equivalents.  This compared to $607.0 million at December 31, 2008.  In addition, the Company had $15.1 million invested in the Reserve Primary Fund at the quarter’s end, which is classified as a short-term investment as the availability of these funds remains subject to the liquidation of the underlying assets of the Fund.   The Company had $99.5 million available under its asset-based revolving credit facility at June 30, 2009.

Total debt at June 30, 2009 was $1,319.7 million compared to $1,312.2 million at December 31, 2008.  Massey's total debt-to-book capitalization ratio was 52.5 percent at June 30, 2009 compared to 53.8 percent at December 31, 2008.  After deducting available cash and short-term investments of $624.7 million and restricted cash of $46.0 million, net debt totaled $649.0 million. Total net debt-to-book capitalization was 35.2 percent at June 30, 2009 compared to 35.5 percent at December 31, 2008.  (December 31, 2008 amounts have been adjusted to conform with accounting guidance related to the Company’s 3.25% convertible notes, effective January 1, 2009.  See Note 5 to the attached financial statements.)

Capital expenditures for the second quarter 2009 totaled $75.4 million compared to $178.2 million in 2008.  For the full year 2009 Massey currently expects total CAPEX of $300 million or less.

Depreciation, depletion and amortization (DD&A) was $67.6 million in the second quarter 2009 compared to $62.3 million in the second quarter of 2008.  DD&A is expected to be in the range of $280 million to $290 million for the full year 2009.

Guidance Update

The Company tightened the ranges for most guidance categories and now expects 2009 produced coal shipments will be between 38.5 and 40.5 million tons, with average produced coal realization between $61.50 and $63.50 per ton.  Average cash cost per ton for the full year 2009 is expected to be between $51.50 and $53.00.  Other income is expected to be between $75 and $100 million.

For 2010 Massey expects produced coal shipments to be in the range of 37.0 to 42.0 million tons, with an average sales price in the range of $60.00 to $65.00 per ton.  Cash costs for 2010 are expected to be in the range of $48.00 to $52.00 per ton.  Expectations for capital expenditures in 2010 remain in the range of $100 to $200 million.  With results in these ranges, the Company believes it would generate solid free cash flow for the year.

Changes to Company issued guidance are summarized below:

	2009		2010
(In millions except per ton amounts)	Previous Estimate	Current Estimate	Previous Estimate	Current Estimate
Shipped Tons	38.0 to 41.0	38.5 to 40.5	35.0 to 40.0	37.0 to 42.0
Average Price/Ton	$60.00 to $63.00	$61.50 to $63.50	$60.00 to $65.00	$60.00 to $65.00
Cash Cost/Ton	$50.00 to $53.00	$51.50 to $53.00	$48.00 to $52.00	$48.00 to $52.00
CAPEX (approx)	≤$300	≤$300	$100 to $200	$100 to $200
Other Income	$40 to $80	$75 to $100	--	--

Conference Call, Webcast and Replay

Members of the Company’s senior management will hold a conference call to discuss the second quarter results and operations on Wednesday, July 29 at 11:00 a.m. EDT.  The call can be accessed via the Massey Energy Company website at www.masseyenergyco.com.  A replay of the call will be available at the same site through August 29, 2009.

Company Description

Massey Energy Company, headquartered in Richmond, Virginia, with operations in West Virginia, Kentucky and Virginia, is the fourth largest coal company in the United States based on produced coal revenue and is included the S&P 500 index.

FORWARD-LOOKING STATEMENTS:  Certain statements in this press release constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and are intended to come within the safe harbor protection provided by those sections. Any forward-looking statements are also subject to a number of assumptions regarding, among other things, future economic, competitive and market conditions. These assumptions are based on facts and conditions as they exist at the time such statements are made as well as predictions as to future facts and conditions, the accurate prediction of which may be difficult and involve the assessment of circumstances or events beyond the Company’s control. The Company disclaims any intent or obligation to update these forward-looking statements unless required by securities law, and the Company cautions the reader to not rely on them unduly. Caution must be exercised in relying on forward-looking statements including disclosures that use words such as “believe,” “anticipate,” “expect,” “estimate,” “intend,” “may,” “plan,” “project,” “will,” and similar words or statements that are subject to risks, trends and uncertainties that could cause the Company’s actual results to differ materially from the expectations expressed or implied in such forward-looking statements. Factors potentially contributing to such differences include, among others: the Company’s cash flows, results of operation or financial condition; worldwide market demand for coal, electricity and steel; the successful completion of acquisition, disposition or financing transactions; future economic or capital market conditions; foreign currency fluctuations; governmental policies, laws, regulatory actions and court decisions affecting the coal industry or our customers’ coal usage; competition among coal producers in the United States and internationally; inherent risks of coal mining beyond the Company’s control, including weather and geologic conditions or catastrophic weather-related damage; the Company’s ability to expand mining capacity; the Company’s production capabilities to meet market expectations and customer requirements; the Company’s ability to obtain coal from brokerage sources or contract miners in accordance with their contracts; the successful implementation of the Company’s strategic plans and objectives for future operations and expansion or consolidation; the Company’s assumptions and projections concerning economically recoverable coal reserve estimates; the Company’s assumptions and projections regarding pension and other post-retirement benefit liabilities; the Company’s interpretation and application of accounting literature related to mining specific issues; failure to receive anticipated new contracts; the Company’s reliance upon and relationships with our customers and suppliers; the creditworthiness of the Company’s customers and suppliers; adjustments made in price, volume or terms to existing coal supply agreements; the Company’s ability to manage production costs, including labor costs; the Company’s ability to timely obtain necessary supplies and equipment; the Company’s ability to obtain and renew permits necessary for existing and planned operations; the availability and cost of credit, surety bonds, and letters of credit that the Company requires; the Company’s ability to attract, train and retain a skilled workforce to meet replacement or expansion needs; the cost and availability of transportation for the Company’s produced coal; legal and administrative proceedings, settlements, investigations and claims and the availability of insurance coverage related thereto; the lack of insurance coverage against all potential operating risk; and environmental concerns related to coal mining and combustion and the cost and perceived benefits of alternative sources of energy such as natural gas and nuclear energy.

Additional information concerning these and other factors can be found in press releases and Massey's public filings with the Securities and Exchange Commission, including Massey’s Annual Report on Form 10-K for the year ended December 31, 2008, which was filed on March 2, 2009, and subsequently filed interim reports.  Massey’s filings are available either publicly, on the Investor Relations page of Massey’s website, www.masseyenergyco.com, or upon request from Massey’s Investor Relations Department: (866) 814-6512 (toll free).  For further information, please visit Massey’s website at www.masseyenergyco.com.

###

MASSEY ENERGY COMPANY
CONSOLIDATED FINANCIAL RESULTS - UNAUDITED
(in Millions, except # of employees, per share & per ton information)

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
Revenues
Produced coal revenue	$603.2	$710.3	$1,284.2	$1,253.5
Freight and handling revenue	60.9	83.4	118.7	148.5
Purchased coal revenue	19.2	6.9	29.2	17.6
Other revenue	14.3	26.2	33.6	51.9
Total revenues	697.6	826.8	1,465.7	1,471.5

Costs and expenses
Cost of produced coal revenue	484.6	499.7	1,030.6	917.9
Freight and handling costs	60.9	83.4	118.7	148.5
Cost of purchased coal revenue	15.5	5.6	20.7	15.4
Depreciation, depletion and amortization applicable to:
Cost of produced coal revenue	66.8	61.5	138.4	120.8
Selling, general and administrative	0.8	0.8	1.9	1.8
Selling, general and administrative	20.0	38.5	41.9	60.0
Other expense	0.7	0.6	1.3	1.4
Litigation charge	-	245.3	-	245.3
Gain on derivative instruments	(0.4)	-	(9.2)	-
Total costs and expenses	648.9	935.4	1,344.3	1,511.1

Income (loss) before interest and taxes	48.7	(108.6)	121.4	(39.6)
Interest income	2.8	3.6	11.7	8.8
Interest expense(1)	(25.4)	(20.8)	(50.7)	(41.8)
Income (loss) before taxes	26.1	(125.8)	82.4	(72.6)
Income tax (expense) benefit	(5.9)	32.5	(18.8)	21.2

Net income (loss)	$20.2	$(93.3)	$63.6	$(51.4)

Net income (loss) per share
Basic	$0.24	$(1.16)	$0.75	$(0.64)
Diluted	$0.24	$(1.16)	$0.75	$(0.64)

Shares used to calculate net income (loss) per share
Basic	84.9	80.2	84.9	80.0
Diluted	85.3	80.2	85.2	80.0

EBIT	$48.7	$(108.6)	$121.4	$(39.6)
EBITDA	$116.3	$(46.3)	$261.7	$83.0

(1) Interest expense for the three and six months ended June 30, 2009 includes non-cash interest expense in accordance with accounting accounting guidance related to the Company's 3.25% convertible senior notes due 2015 ("3.25% Notes"), effective
January 1, 2009. See Note 5 below.

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008

Produced tons sold:
Utility	7.1	6.8	15.3	13.2
Metallurgical	1.8	3.0	3.6	5.2
Industrial	0.5	1.0	1.3	2.0
Total produced tons sold	9.4	10.8	20.2	20.4

Total tons produced	9.4	10.5	20.8	20.5

Produced coal revenue per ton sold
Utility	$53.19	$47.39	$53.70	$47.63
Metallurgical	$105.98	$109.58	$104.47	$97.14
Industrial	$70.84	$59.99	$67.69	$57.49
Produced coal revenue per ton sold	$64.14	$65.78	$63.55	$61.34

Average cash cost per ton	$53.66	$49.84	$53.07	$47.85

Capital expenditures	$75.4	$178.2	$179.1	$301.8
Number of employees	5,975	5,877	5,975	5,877

		As Adjusted
	June 30,	December 31,
	2009	2008
ASSETS

Cash and cash equivalents	$609.6	$607.0
Short-term investment	15.1	39.4
Trade and other accounts receivable	240.4	233.2
Inventories	225.3	233.2
Income tax receivable	-	6.6
Other current assets	99.1	116.1
Net property, plant and equipment	2,337.8	2,297.7
Other noncurrent assets(2)	127.7	139.2

Total assets	$3,655.0	$3,672.4

LIABILITIES AND STOCKHOLDERS' EQUITY

Short-term debt	$1.5	$2.0
Accounts payable, principally trade and bank overdrafts	163.7	244.2
Payroll and employee benefits	51.6	57.0
Income taxes payable	1.3	-
Other current liabilities	168.5	201.0
Long-term debt(2)	1,318.2	1,310.2
Deferred taxes(2)	183.9	177.3
Pension obligations	62.4	63.3
Other noncurrent liabilities	510.8	490.8
Total liabilities	2,461.9	2,545.8

Total stockholders' equity(2)	1,193.1	1,126.6

Total liabilities and stockholders' equity	$3,655.0	$3,672.4

(2) Amounts at December 31, 2008 have been restated in accordance with accounting guidance related to the 3.25% Notes, effective January 1, 2009. See Note 5 below.

Note 1:  The number of shares used to calculate basic net income per share is based on the weighted average outstanding shares of Massey Energy during the respective periods.  The number of shares used to calculate diluted net income per share is based on the number of shares used to calculate basic net income per share plus the dilutive effect of stock options and other stock-based instruments held by Massey Energy employees and directors each period and debt securities convertible into common stock.  In accordance with accounting principles generally accepted in the United States, the effect of certain dilutive securities was excluded from the calculation of the diluted net income per share in the three and six months ended June 30, 2009, and June 30, 2008, as such inclusion would result in antidilution.

Note 2:  "Gain on derivative instruments" for the three and six months ended June 30, 2009, represents the net gain for certain coal contracts deemed derivative instruments under Statement of Financial Accounting Standard 133, "Accounting for Derivative Instruments and Hedging Instruments," ("SFAS 133").  Contracts that qualify as derivatives under SFAS 133 are recognized at fair value and changes to their value are recognized as gains or losses in the current period earnings.

Note 3:  "EBIT" is defined as Income before interest and taxes. "EBITDA" is defined as Income before interest and taxes before deducting Depreciation, depletion, and amortization (“DD&A”). Although neither EBIT nor EBITDA are measures of performance calculated in accordance with Generally Accepted Accounting Principles ("GAAP"), we believe that both measures are useful to an investor in evaluating us because they are widely used in the coal industry as measures to evaluate a company’s operating performance before debt expense and as a measure of its cash flow. Neither EBIT nor EBITDA purport to represent operating income, net income or cash generated by operating activities and should not be considered in isolation or as a substitute for measures of performance calculated in accordance with GAAP. In addition, because neither EBIT nor EBITDA are calculated identically by all companies, the presentation here may not be comparable to other similarly titled measures of other companies. The table below reconciles the GAAP measure of Net income to EBIT and to EBITDA.

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
Net income (loss)	$20.2	$(93.3)	$63.6	$(51.4)
Plus: Income tax expense (benefit)	5.9	(32.5)	18.8	(21.2)
Plus: Net interest expense	22.6	17.2	39.0	33.0
EBIT	48.7	(108.6)	121.4	(39.6)
Plus: Depreciation, depletion and amortization	67.6	62.3	140.3	122.6
EBITDA	$116.3	$(46.3)	$261.7	$83.0

Note 4:  "Average cash cost per ton" is calculated as the sum of Cost of produced coal revenue and Selling, general and administrative expense (“SG&A”) (excluding DD&A), divided by the number of produced tons sold. Although Average cash cost per ton is not a measure of performance calculated in accordance with GAAP, we believe that it is useful to investors in evaluating us because it is widely used in the coal industry as a measure to evaluate a company’s control over its cash costs. Average cash cost per ton should not be considered in isolation or as a substitute for measures of performance in accordance with GAAP. In addition, because Average cash cost per ton is not calculated identically by all companies, the presentation here may not be comparable to other similarly titled measures of other companies. The table below reconciles the GAAP measure of Total costs and expenses to Average cash cost per ton.

	Three Months Ended June 30,				Six Months Ended June 30,
	2009		2008		2009		2008
	$	Per Ton	$	Per Ton	$	Per Ton	$	Per Ton
Total costs and expenses	$648.9		$935.4		$1,344.3		$1,511.1
Less: Freight and handling costs	60.9		83.4		118.7		148.5
Less: Cost of purchased coal revenue	15.5		5.6		20.7		15.4
Less: Depreciation, depletion and
amortization	67.6		62.3		140.3		122.6
Less: Other expense	0.7		0.6		1.3		1.4
Less: Litigation charge	-		245.3		-		245.3
Less: Gain on derivative instruments	(0.4)		-		(9.2)		-
Average cash cost	$504.6	$53.66	$538.2	$49.84	$1,072.5	$53.07	$977.9	$47.85

Note 5: On January 1, 2009, the Company adopted Financial Accounting Standards Board ("FASB") Staff Position ("FSP") Accounting Principles Board ("APB") 14-1, “Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement)” (“FSP APB 14-1") for the 3.25% Notes issued in August 2008.  This FSP indicated that convertible debt instruments that may be settled in cash upon conversion, including partial cash settlement, should separately account for the liability and equity components in a manner that reflects the Company's nonconvertible debt borrowing rate when interest cost is recognized in subsequent periods.  Upon adopting FSP APB 14-1, the provisions were retroactively applied.  As a result, $4.6 and $9.1million of additional non-cash interest expense was recorded for the three and six months ended June 30, 2009, respectively. The discount associated with the 3.25% Notes will be amortized via the effective-interest method until the notes are carried at par value on their maturity date. The Company's debt is comprised of the following:

		As Adjusted
	June 30,	December 31,
	2009	2008
6.875% senior notes due 2013, net of discount	$756.4	$756.0
3.25% convertible senior notes due 2015, net of discount	526.7	517.6
6.625% senior notes due 2010	21.9	21.9
2.25% convertible senior notes due 2024	9.6	9.6
4.75% convertible senior notes due 2023	-	0.1
Capital lease obligations	5.1	7.0
Total debt	1,319.7	1,312.2
Less: Short-term debt	1.5	2.0
Total long-term debt	$1,318.2	$1,310.2

The adoption of FSP APB 14-1 also impacted the historical accounting for the 3.25% Notes which resulted in the restatement of the Company’s Condensed Consolidated Balance Sheet as of December 31, 2008, as follows:

	As originally
	Presented	As Adjusted
	December 31,	December 31,
Condensed Consolidated Balance Sheet	2008	2008
Other noncurrent assets	$142.6	$139.2
Total assets	3,675.8	3,672.4
Long-term debt	1,463.6	1,310.2
Other noncurrent liabilities	671.4	731.4
Total liabilities	2,639.2	2,545.8
Total shareholders’ equity	1,036.6	1,126.6
Total liabilities and shareholders’ equity	3,675.8	3,672.4

Note 6:  "Net debt" is calculated as the sum of Short-term debt and Long-term debt less Cash and cash equivalents, Short-term investment and Restricted cash, which is included in Other current assets.  Although Net debt is not a measure of performance calculated in accordance with GAAP, management believes that it is useful to an investor in evaluating Massey Energy because it provides a clearer comparison of the Company's debt position from period to period.  Net debt should not be considered in isolation or as a substitute for measures of performance in accordance with GAAP.  The table below reconciles the GAAP measure of Long-term debt to Net debt. December 31, 2008 amounts have been restated in accordance with accounting guidance related to the 3.25% Notes, effective January 1, 2009 (see Note 5).

		As Adjusted
	June 30,	December 31,
	2009	2008
Long-term debt	$1,318.2	$1,310.2
Plus: Short-term debt	1.5	2.0
Less: Cash and cash equivalents	609.6	607.0
Less: Short-term investment	15.1	39.4
Less: Restricted cash	46.0	46.0
Net debt	$649.0	$619.8

Note 7:  The "Total debt-to-book capitalization" ratio is calculated as the sum of Short-term debt and Long-term debt divided by the sum of Short-term debt, Long-term debt and Total shareholders' equity. The "Total net debt-to-book capitalization" ratio is calculated as the sum of Net debt (calculated in Note 6) divided by the sum of Net debt and Total shareholders' equity. The tables below calculate the Total debt-to-book capitalization and Total net debt-to-book capitalization ratios. December 31, 2008 amounts have been restated in accordance with accounting guidance related to the 3.25% Notes, effective January 1, 2009 (see Note 5).

		As Adjusted
	June 30,	December 31,
	2009	2008
Long-term debt	$1,318.2	$1,310.2
Plus: Short-term debt	1.5	2.0
Total debt (numerator)	1,319.7	1,312.2

Plus: Total shareholders' equity	1,193.1	1,126.6
Book capitalization (denominator)	$2,512.8	$2,438.8

Total debt-to-book capitalization ratio	52.5%	53.8%

Net debt (from Note 6) (numerator)	649.0	619.8
Plus: Total shareholders' equity	1,193.1	1,126.6
Adjusted book capitalization (denominator)	$1,842.1	$1,746.4

Total net debt-to-book capitalization ratio	35.2%	35.5%

Note 8:  "Operating cash margin per ton" is calculated as the difference between Produced coal revenue per ton sold (Produced coal revenue divided by Total produced tons sold) and Average cash cost per ton (computed in Note 4).  Although Operating cash margin per ton is not a measure of performance calculated in accordance with GAAP, management believes that it is useful to an investor in evaluating Massey Energy because it is widely used in the coal industry as a measure to evaluate a company's profitability from produced tons sold.  Operating cash margin per ton should not be considered in isolation or as a substitute for measures of performance in accordance with GAAP.  In addition, because Operating cash margin per ton may not be calculated identically by all companies, the presentation here may not be comparable to other similarly titled measures of other companies.  The table below reconciles the GAAP measure of Produced coal revenue to Operating cash margin per ton.

	Three Months Ended June 30,				Six Months Ended June 30,
	2009		2008		2009		2008
	$	Per Ton	$	Per Ton	$	Per Ton	$	Per Ton
Produced coal revenue	$603.2	$64.14	$710.3	$65.78	$1,284.2	$63.55	$1,253.5	$61.34
Less: Average cash cost (from Note 4)	504.6	53.66	538.2	49.84	1,072.5	53.07	977.9	47.85
Operating cash margin	$98.6	$10.48	$172.1	$15.94	$211.7	$10.48	$275.6	$13.49

Note 9:  "Other income" is calculated as the sum of Purchased coal revenue and Other revenue less Cost of purchased coal revenue and Other expense. Although Other income is not a measure of performance calculated in accordance with GAAP, management believes that it is useful to investors in evaluating Massey Energy because it is a widely used measure of gross income from non-core sources. Other income should not be considered in isolation or as a substitute for measures of performance in accordance with GAAP. In addition, because Other income is not calculated identically by all companies, the presentation here may not be comparable to other similarly titled measures of other companies. The table below reconciles the GAAP measure of Other revenue to Other income.

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
Other revenue	$14.3	$26.2	$33.6	$51.9
Plus: Purchased coal revenue	19.2	6.9	29.2	17.6
Less: Cost of purchased coal revenue	15.5	5.6	20.7	15.4
Less: Other expense	0.7	0.6	1.3	1.4
Plus: Gain on derivative instruments	0.4	-	9.2	-
Other income	$17.7	$26.9	$50.0	$52.7

Note 10:  Litigation charge shown in Costs and expenses for the three and six months ended June 30, 2008, relates to an accrual recorded in the second quarter of 2008 in the amount of $245.3 million ($185.5 million after-tax) for a specific legal action.  On May 22, 2008, the West Virginia Supreme Court of Appeals (“WV Supreme Court”) decided not to hear an appeal of the verdicts against Massey Energy or its subsidiary Central West Virginia Energy Company that awarded damages in favor of Wheeling-Pittsburgh Steel Corporation and Mountain State Carbon, LLC in the amount of $219.9 million, comprised of $119.9 million compensatory and $100 million punitive damages (plus an additional $24 million of pre-judgment interest). On December 2, 2008, a payment of $267.4 million was made to Wheeling-Pittsburgh for final settlement of the judgment, which included $50 million of cash previously used to support an appeal bond for this matter.